Exhibit 10. 10

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 16th day of November, 2011, by and between: Benefitfocus.com, Inc., having its principal place of business at: 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as the “Employer”) and Milton A. Alpren whose present address is: 2 Honeysuckle Circle, Hopkinton, MA 01748, hereinafter referred to as the “Employee”.

1.	Employment. The Employer hereby agrees to employ the Employee in the capacity of: Chief Financial Officer, upon the terms and conditions set out herein, and the Employee accepts such employment.

2.	Term. The term of this Agreement shall begin on January 9, 2012. The Employee understands and acknowledges that employment is considered “at will” and is terminable at any time at the will of the Employer or the Employee, not withstanding any other provisions of this Agreement, including Section 17 and Section 8 of Exhibit “B” of this 9 of this Agreement. This Agreement shall remain in force until terminated at the will of either party or as described in Section 17 and Section 8 of Exhibit “B” of this Agreement.

3.	Duties. The Employee shall perform, for the Employer, the duties set out in the attached Exhibit “A” entitled “Job Description,” which is incorporated herein and made a part of this Agreement.

4.	Compensation. The Employee’s compensation shall be paid in accordance with that outlined in Exhibit “B” entitled “Compensation Program,” which is incorporated herein and made a part hereof.

5.	Extent of Services. The Employee shall devote his entire time, attention, and energies to the Employer’s business and shall not, during the term of this Agreement, be engaged in any other business activity that conflicts with, or takes the Employee’s time or attention away from, the Employee’s work for the Employer, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Employee further agrees that he or she will perform all of the duties assigned to the Employee to the best of his ability and in a manner satisfactory to the Employer, that he will truthfully and accurately maintain all records, preserve all such records, and make all such reports as the Employer may require; that he will fully account for all money and all of the property of the Employer of which the Employee may have custody and will pay over and deliver the same whenever and however the Employee may be directed to do so.

6.	Expenses. The Employer agrees to reimburse the Employee for travel and other expenses incurred while conducting business on behalf of the Employer as long as they are reasonable and approved by the Employer and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Company furnished expense form, have required receipts, be signed by the Employee, and sent to the Employer for approval and reimbursement. This procedure is to be accomplished on a weekly basis.

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.

a.	The Employee acknowledges that the Employer has information which is confidential and information which constitutes trade secrets which the Employer uses in its Business and which is essential to its continued ability to compete and be successful in the Business of the Employer. For purposes of this Agreement, “Business” shall mean the business of providing human resource management and benefit administration services via a web based enrollment and communication software application.

b.	The term “Trade Secret(s)”, as used herein, shall be defined as information, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system or process, design, prototype, procedure or code that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

c.	The Employee acknowledges and recognizes that the list of customers of the Employer, its customer information, its pricing information, policies and operating procedures, as the same may exist from time to time, are valuable, special and unique assets of the Employer and are Trade Secrets belonging to the Employer.

d.	The term “Confidential Information,” as such term is used herein, shall mean any information which the Employer uses in its business and which the Employer considers to be confidential or proprietary, but which does not rise to the level of a trade secret.

e.	The Employee covenants and agrees that during the Employee’s employment and at all times thereafter, the Employee shall not use any Trade Secrets of the Employer, except as an employee of the Employer with the consent of the Employer. The Employee further covenants and agrees that during the Employee’s employment and at all times thereafter, the Employee shall not disclose any Trade Secrets of the Company to any firm, company, corporation, association or other entity, for any reason or purpose whatsoever, except as an employee of the Company with the consent of the Company, or as may be required by law.

f.	The Employee further covenants and agrees that during the Employees employment and for a period of two (2) years following the termination of the Employee’s employment relationship with the Employer, either by the Employee or the Employer, for any reason whatsoever, the Employee shall not use or disclose any Confidential Information, except as an employee of the Company with the consent of the Company, or as may be required by law.

8.	Covenant Not to Solicit Customers.

a.	The Employee covenants and agrees that in the event the Employee’s employment relationship with the Employer is terminated, either by the Employee or the Employer, for any reason whatsoever, the Employee shall not, for a period of two (2) years following the termination of the Employee’s employment with the Employer, directly or indirectly, alone or in association with or on behalf of any other person or entity, (i) solicit, (ii) accept Business from or (iii) perform any service in competition with the Employer for, any person or entity who was a customer of the Employer at any time during Employee’s employment with the Company and with whom the Employee had any contact at any time during the twenty four (24) months prior to the termination of his or her employment.

b.	The Employee recognizes and acknowledges that the Employer’s customers and the specific needs of such customers are essential to the success of its business and its continued good will and that its customer list and customer information is a property interest of the Employer, having been developed by the Employer at great effort and expense.

9.	Covenants are Independent. The covenants on the part of the Employee contained in paragraphs 7 and 8 hereof, as well as in each subsection of Section 8, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

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10.	Consideration. The Employee acknowledges and agrees that valid consideration has been given to the Employee by the Employer in return for the promises of the Employee set forth herein.

11.	Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which the Employee is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

12.	Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of the Employer and impose a reasonable restraint on the Employee in light of the activities and Business of the Employer on the date of the execution of this Agreement.

13.	Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his residence in the case of the Employee, or to its principal place of business, in the case of the Employer.

14.	Waiver of Breach. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by the Employer.

15.	Assignment. The Employee acknowledges that the services to be rendered by the Employee are unique and personal. Accordingly, the Employee may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

16.	Vacations and Sick Leave. The Employer’s vacation and sick leave policies will be detailed in its Employee Handbook the provisions of which are subject to change on a prospective basis.

17.	Termination Without Cause. The Employee may terminate this Agreement without cause. In such event the Employer requests thirty (30) days written notice to the Employer. In such event, no severance allowance shall be paid to the Employee unless the Employee terminates this Agreement in accordance with the provisions of Section 8 of Exhibit “B” of this Agreement; but the Employee shall continue (if agreed to by the Employer) to render his services and shall be paid his regular compensation up to the date of termination.

18.	Entire Agreement. This Agreement contains the entire understanding of the parties. It may be changed only by an Agreement in writing, signed by the parties hereto.

19.	Governing Law; Jurisdiction and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any action or dispute regarding this Agreement shall be filed with a court having subject matter jurisdiction located in Charleston County, State of South Carolina.

20.	Work Facilities. The Employee shall be provided with such other facilities and services as are suitable to the Employee’s position and appropriate for the performance of his or her duties. In the case of an employee performing the sales duties and located remote to the main office, it is expected that the employee will maintain some form of office at his or her residence, which contains the necessary equipment to perform the assigned duties.

21.	Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the

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activity is prohibited, the Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

22.	Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

23.	Remedies for Breach. Both parties recognize and agree that a breach by either party of any covenant contained in this Agreement would cause immeasurable and irreparable harm to the other party. In the event of a breach or threatened breach of any covenant contained herein, each party shall be entitled to temporary and permanent injunctive relief, restraining the other party from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by the prevailing party, including attorneys fees, as a result of the other party’s breach or threatened breach of the covenant. The parties agree that the relief described herein is in addition to such other and further relief as may be available at equity or by law. Nothing herein shall be construed as prohibiting the parties from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

24.	At-Will Employment. The Employee understands and agrees that this Agreement shall in no way impose upon the Employer any obligation to employ the Employee or to continue the Employee’s employment for any length of time, notwithstanding any other provisions of this Agreement, including Section 17 and Section 8 of Exhibit “B” of this Agreement. The employment or continuation of employment by the Employer is, and at all times shall remain, in the absolute discretion of the Employer, which employment may be terminated by the Employee or the Employer at will, notwithstanding any other provisions of this Agreement, including Section 17 and Section 8 of Exhibit “B” of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date above written.

Signed, sealed and delivered in the presence of:

“EMPLOYER”

/s/ Shawn Jenkins
Witness		Benefitfocus.com, Inc.

	By:	Shawn Jenkins
	Its:	CEO
Witness name printed

“EMPLOYEE”

/s/ Milton A. Alpern
Witness		Employee signature

Milton A. Alpern
Witness name printed		Employee name printed

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Exhibit “A” to Alpern Employment Agreement dated November 2011.

Job Description for the Position of: Chief Financial Officer

The Chief Financial Officer’s primary responsibility it to achieve the Company gross revenue and expense goals on an annual basis. This position reports directly to the Chief Executive Officer and duties will be those customary for a private and/or public company CFO and as further defined below.

PLANNING

1.	Assist in formulating the company’s future direction and supporting tactical initiatives

2.	Monitor and direct the implementation of strategic business plans

3.	Develop financial and tax strategies

4.	Manage the capital request and budgeting processes

5.	Develop performance measures that support the company’s strategic direction

6.	Strategic planning with regard to new products and services including pricing and expense models

7.	Product and technology strategic planning against a multi-year expense plan by key project

8.	Develop key metric scorecard for both internal and external reporting

OPERATIONS

1.	Participate in key decisions as a member of the executive management team

2.	Maintain in-depth relations with all members of the management team

3.	Manage the accounting, human resources, investor relations, legal, tax, finance and treasury departments

4.	Oversee the financial operations of subsidiary companies

5.	Manage any third parties to which functions have been outsourced

6.	Implement operational best practices

7.	Oversee employee benefit plans

8.	Model overseas offices headcount

9.	Establish a top-notch engineering recruiting team and on-boarding process inside of HR

10.	Evolve the HR department to meet the growing demands of our company

11.	Define a multi-tier compensation plan for key 25, 50, 75 and 100 associates

12.	Management of facilities

13.	Negotiate contracts and contract management

FINANCIAL INFORMATION

1.	Oversee the issuance of financial information

2.	Personally review and approve all filings with the Securities and Exchange Commission

3.	Report financial results, with CEO, to the board of directors

4.	In-depth analysis of cost of revenue categories and logical changes in the allocation of budgeted spend

5.	Corporate Governance to SOX

RISK MANAGEMENT

1.	Understand and mitigate key elements of the company’s risk profile

2.	Monitor all open legal issues involving the company, and legal issues affecting the industry

3.	Construct and monitor reliable control systems

4.	Maintain appropriate insurance coverage

5.	Ensure that the company complies with all legal and regulatory requirements

6.	Ensure that record keeping meets the requirements of auditors and government agencies

7.	Report risk issues to the audit committee of the board of directors

8.	Maintain relations with external auditors and investigate their findings and recommendations

FUNDING, M&A, CAPITAL EXPENDITURES

1.	Monitor cash balances and cash forecasts. Invest funds.

2.	Arrange for debt and equity financing

3.	Lead IPO deal team, preparations and banker relationships

4.	Capital spending ROI analysis and associated controls

5.	Supervise acquisition due diligence and negotiate acquisitions

6.	Maintain current and ongoing analysis of comparable company metrics, i.e. revenue growth, EBITDA %, sales and marketing spend, R&D, etc.

THIRD PARTIES

1.	Participate in conference calls with the investment community

2.	Maintain banking relationships

3.	Represent the company with investment bankers and investors

4.	Select large customer relationships

Benefitfocus.com, Inc.

Compensation Program

For

Milton A. Alpern

Exhibit “B” to Employment Agreement dated November 2011.

1.

Salary: The Company shall pay the Employee, as compensation for services rendered by the Employee, a salary of Two Hundred and Sixty Seven Thousand ($267,000.00) dollars per year, payable twice per month (on the 1st and 15th). The scheduled start date is January 9, 2012. The first payment for the scheduled start date shall be February 1, 2012. All wages shall be subject to withholding and other applicable taxes.

2.	Annual Review: Annual salary reviews will occur on or around the annual budget process for the company.

3.	Annual Bonus Opportunity: The Company will pay you a bonus of 50% of your base pay when Company annual targets are met. The Bonus can in some cases be over 50% if a certain over percentage of the Company targets are met. The targets for achieving the Bonus will be the same Company targets set for the entire Executive Management Team as adjusted at the beginning of each year.

4.	Stock Incentive: Employee will participate in a Benefitfocus stock plan under separate agreement. Said Stock Option grant will include:

Grant: .80% of all outstanding stock on a fully diluted basis as of July 1, 2011

Vesting: 25% after 1 year followed by 1/36 per month vesting of the remaining unvested options over the next thirty-six (36) months.

Grant Price: Price of Options as valued on July 1, 2011

The Company agrees to accelerate your stock option vesting to 100% in the event of a Change in Control of the Company, as defined herein, only if you are terminated within 12 months after the Change in Control without Cause, including a change in your position from Chief Financial Officer or a change in your duties and responsibilities.

5.	Relocation Reimbursement: The Company will reimburse the Employee up to a maximum of $50,000 for moving expenses. The Employer follows IRS accountable plan moving reimbursement guidelines (refer to IRS Publication 521). The Employee will need to submit receipts for any direct moving expenses incurred, the balance will be paid to the Employee as ordinary wages. Should Employee terminate employment with Benefitfocus by resignation within Twenty Four (24) months of hire, Employee will be obligated to repay this moving expense to Benefitfocus.

6.	Normal Hours of Work: Full time executive positions and the Chief Financial Officer are expected to work the amount of time needed to meet or exceed all metrics as assigned by the CEO.

7.	Company Benefits, Annual Leave and Paid Holidays: As outlined in the benefit summary and reviewed at the time of the employment offer.

8.

Severance: In the event the Company terminates your employment without “Cause,” as defined herein, at any time prior to a Change of Control, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then current rate of base salary; (ii) a portion of your targeted annual bonus determined in accordance with the applicable paragraph below; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, the Company will pay the share of the premium it was paying prior to termination during the period you are receiving severance; and, (iv) six months continued vesting of the stock options that you have been granted at the time of such termination. Except as may be provided under this Agreement following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

In the event the Company or its acquirer terminates your employment without “Cause,” as defined herein, at the time of or within twelve (12) months following a Change of Control, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company or its acquirer will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then current rate of base salary; (ii) a portion of your targeted annual bonus determined in accordance with the applicable paragraph below; and, (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, the Company or its acquirer will pay the share of the premium it was paying prior to termination during the period you are receiving severance. Except as may be provided under this Agreement following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

For purposes of this document, you will receive the same severance benefits as upon a termination without Cause if you notify the Company of your decision to terminate your employment with the Company within three (3) months of the occurrence of either of the following: (i) a decrease to your base salary or targeted annual bonus without your consent and approval to an amount less than the then current amount immediately preceding the decrease, or (ii) a change in your position from Chief Financial Officer or your duties and responsibilities without your consent and approval.

If the Company terminates your employment with or without Cause, after completion of any period (whether a calendar year or any other period) during which your eligibility for a bonus is to be determined (a “Bonus Period”) but prior to the date when such bonus is to be paid, you will be entitled to receive such bonus at the time it would have been paid. In addition, if the company terminates your employment without cause prior to the completion of a Bonus Period, you will be entitled to receive a prorated portion of such bonus at the time it would have been paid, based on the portion of the Bonus Period that you were employed by the Company.

“Cause” shall mean a determination by the Company’s board of directors of any of the following: (i) your violation of any applicable material law or regulation respecting the business of the Company; (ii) your commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to your duties to the Company, (iv) failure to perform in any material respect your duties hereunder after twenty (20) days’ written notice and an opportunity to cure such failure and a reasonable opportunity to present to the Company’s board of directors your position regarding any dispute relating to the existence of such failure; (v) your failure to attempt in good faith to implement a clear and reasonable directive from the Company’s board of directors or to comply with any of the Company’s policies and procedures which failure is material and occurs after written notice from the Company’s board of directors; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or, (vii) your breach of fiduciary responsibility.

A “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of the Company with another entity, where the Company is not the surviving entity and where after the merger or consolidation (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of the Company’s assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party and (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of the Company with another entity where the Company is the surviving entity, whereby (A) 50%

or more of the voting stock of the Company after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) and (B) its board of directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of the Company’s directors serving prior to the transaction(s).

Signed and delivered on this 16th day of November, 2011 in the presence of:

BENEFITFOCUS.COM, INC.	EMPLOYEE

/s/ Shawn Jenkins	/s/ Milton Alpern
Executive Signature	Employee Signature

Shawn Jenkins	Milton Alpern
Executive Name Printed	Employee Name Printed